UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report: May 14, 2007

GENTEX CORPORATION
(Exact Name of Registrant as Specified in Charter)

Michigan (State or Other Jurisdiction of Incorporation)	0-10235 (Commission File Number)	38-2030505 (IRS Employer Identification No.)

600 North Centennial Street Zeeland, Michigan (Address of principal executive office)	49464 (Zip Code)

Registrant’s telephone number, including area code: (616) 772-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[_]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[_]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[_]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 1.01      Entry into a Material Definitive Agreement

        On May 10, 2007, at a meeting of the Board of Directors (the “Board”) of Gentex Corporation (the “Company”), the Board approved certain changes to its non-employee director compensation program. The changes approved by the Board are set forth below and apply subsequent to the date of the Board’s approval:

•	$10,000 annual retainer fee (formerly $9,000);
•	$1,500 for each Board meeting attended (formerly $1,200); and
•	$1,000 for each Committee meeting attended (formerly $900).

        Otherwise, the Company’s non-employee director compensation program has not changed. For example, the Chairmen of the Compensation Committee and the Audit Committee will each continue to receive an additional annual retainer in the amount of $3,000. Also, each non-employee director will continue to receive an annual option to purchase 6,000 shares of common stock at a price per share equal to the closing price of the Company’s stock on the Nasdaq Global Select Market on the date of each annual meeting of shareholders, in accordance with the Company’s shareholder approved Non-employee Director Stock Option Plan.

        The annual retainer and Board and Committee meeting fees for non-employee directors were changed due to increased length of meetings, increased meeting preparation time, and the fact that no changes have been made since May of 2005.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 14, 2007	GENTEX CORPORATION (Registrant) By /s/ Enoch Jen —————————————— Enoch Jen Its Senior Vice President